Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Sonoma Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Equity	Common Stock, par value $0.0001 per share, issued under the Sonoma Pharmaceuticals, Inc. 2024 Equity Incentive Plan	457(c) and 457(h)	50,000(3)	$2.55	$127,500	$153.10 per $1,000,000	$19.52
Total Offering Amounts					$127,500		$19.52
Fees Previously Paid							$-
Net Fee Due							$19.52

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Sonoma Pharmaceuticals, Inc. 2024 Equity Incentive Plan described herein.

(2)	Estimated solely for calculation of the registration fee pursuant to Rules 457(c) and (h)(1) under the Securities Act, based on the average of the high and low prices for the Registrant’s Common Stock on December 18, 2024, as reported on the Nasdaq Capital Market.

(3)	Represents shares of common stock that were authorized for issuance under the Sonoma Pharmaceuticals, Inc. 2024 Equity Incentive Plan, as adjusted for the Registrant’s 1-for-20 reserve stock split effective August 29, 2024.